EXHIBIT 10.21

March 28, 2002

Mr. Ike Udechuku
2436 Clay Street
San Francisco, CA 94115

Dear Ike:

This letter is to confirm the agreement (the "Agreement") between you and Align Technology, Inc. (the "Company") regarding your separation from employment with the Company.

  Your separation from the Company will be effective on February 28, 2002 (the "Separation Date") and you will not be required to report to work after today.
  You will be paid a lump sum amount equal to three (3) months of your current base salary of $200,000.00, less all applicable deductions and withholdings, forty-eight (48) hours following our signing and dating this Agreement.
  You understand and agree that all Company-sponsored benefits terminate upon your Separation Date. Should you be eligible and choose to continue your medical benefits under COBRA, the Company will pay your monthly COBRA premiums for you through the earlier of three (3) months, or such time as you become eligible for health care coverage under a new employer plan. You must notify the Company when you become covered under another employer's plan. Thereafter, continued coverage under COBRA will be at your own expense, subject to COBRA terms, conditions, and eligibility requirements.
  Option/Share Vesting Benefit: You shall be given an additional three (3) months of service credit for the purposes of option vesting or share vesting ("the Acceleration"), as the case may be. With the exception of this service credit, each of your option/share grants shall otherwise continue to be governed and enforced under the terms of the plan under which the option/share grant was made, and the applicable stock option and/or stock purchase agreement.
    You acknowledge and agree that each of your existing stock options with the Company is referenced in the following table (your "Options"), and that your rights to Company Common Stock under each such option, including the Acceleration, is reflected in the "Vested Shares " column below:

Option No.	Option Date	Plan/ Type	Price per Share (post-split)	Shares Granted (post-split)	Post-split Vested Shares	Post-split Unvested Shares
00000446	08/08/00	1997/ISO	$2.13 ($1.0650)	46,948 (93,896)	43,035	50,861
00000509	08/08/00	1997/NQ	$2.13 ($1.0650)	60,052 (120,104)	55,047	65,057
00000591	09/29/00	1997/NQ	$2.13 ($1.0650)	10,214 (20,428)	8,086	12,342
00001158	11/13/00	1997/NQ	$2.13 ($1.0650)	10,000 (20,000)	7,500	12,500

    You further acknowledge and agree that you early-exercised Option Nos. 00000446, 00000509, 00000591, 00001158 as to all shares using four (4) promissory notes, as described below, and that including the Acceleration, 140,760 of such shares are Unvested Shares which are now subject to the Company's right of repurchase. The Company has notified you, and hereby reaffirms that notification, of its intent to repurchase all such 140,760 Unvested Shares under Option Nos. 00000446, 00000509, 00000591, 00001158 at the purchase price of $1.0650 per share. This repurchase will be effected through the cancellation of $149,909.40 of the $270,965.82 you owe the Company due to your four (4) promissory notes.
    You further acknowledge and agree that, taking into account the repurchase of your Unvested Shares described above, you owe the Company $156,528.11 ($121,056.42 of which is the remaining balance of the four (4) notes and $35,471.69 of which is accrued interest). These notes were full-recourse and were secured by the Company Common Stock underlying your Options. All four (4) of these notes are currently in default, due to your failure to pay the accrued interest of $26,975.50 due on November 13, 2002. The Company has not yet received this interest payment from you and is taking the following action pursuant to the terms of the Note and the corresponding Stock Pledge Agreement, dated November 13, 2000 (the "Stock Pledge Agreement"), which you entered into with the Company.

    Pursuant to Section 5A of the Note and Section 10 of the Stock Pledge Agreement, the Company proposes to retain and cancel Shares held as Collateral under the Stock Pledge Agreement in an amount sufficient in value to cover the full amount of the Debt you owe the Company, plus all interest accrued on the Debt to the date first set forth above. The Shares so retained and cancelled will be valued at the closing price of the Company's common stock as reported by The Wall Street Journal as of your separation date. Any remaining Shares will be released as Collateral under the terms of the Pledge Agreement. Each of your Options shall continue to be governed by the written terms of the Align Technology, Inc. 1997 Equity Incentive Plan, and the existing stock option, stock purchase, and/or stock issuance agreement(s) and any addenda or waivers thereto, now existing between you and the Company (collectively, the "Option Agreements").

    The Company has notified you, and hereby reaffirms that notification, of its intent to retain and cancel 36,831 Vested Shares under Option Nos. 00000446, 00000509, 00000591, 00001158 at the February 28, 2002 market price of $4.25 per share for payment of the remaining outstanding balance of $156,528.11 you owe the Company due to your four (4) promissory notes.

    You agree that you have no rights to any Company equity under any Company plan, policy or practice, except as expressly set out in this Paragraph 4 and your Option Agreements.
  You agree that when you were hired, the Company advanced you a payment against unearned wages in the amount of $95,000.00 (the "Advance"). The Advance was due on demand but in no event later than September 19, 2001. The advance amount of $95,000 and accrued interest of $8,216.12 will be forgiven. The forgiveness of a debt must be reported as taxable income on your 2002 W-2. Align will pay the FICA and Medicare taxes for you, however, the tax payment will also be reflected on your 2002 W-2 as taxable income.
  You agree that as of your Separation Date you have already been paid for all of your accrued but unused vacation, salary and commissions earned through February 28, 2002
  In consideration for receiving the severance payments and benefits described above, and for other good and sufficient consideration as reflected in this Agreement and which you hereby acknowledge, you waive and release and promise never to assert any claims, whether or not now known, against Align Technology and its current and former predecessors, successors, subsidiaries, officers, directors, agents, employees and assigns, with respect to any matter arising out of or connected with your employment with the Company or the termination of that employment, including without limitation, claims of wrongful discharge, emotional distress, defamation, breach of contract, breach of the covenant of good faith and fair dealing, any claims of discrimination based on sex, age, race, national origin, or any other basis, under Title VII of the Civil Rights Act of 1964, as amended, any violation of California Labor Code, the California Fair Employment and Housing Act, California Constitution, the Equal Pay Act of 1963, the Americans with Disabilities Act, and any other laws or regulations relating to employment. The only claims not waived by you under this Agreement include claims for:
    workers' compensation insurance benefits under the terms of any workers' compensation insurance policy or fund;
    unemployment or any state disability insurance benefits pursuant to the terms of applicable state law; and
    continued participation in certain of the Company's group benefit plans pursuant to the federal law known as COBRA.
  You expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California, or any analogous law of any other state, which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor."
  You agree that you do not have any charges, claims, administrative complaints or lawsuits of any kind pending against the Company, and you represent and warrant that you do not have any basis to file, nor intent to file, any such charge, claim, complaint, or lawsuit.
  You and the Company agree that neither you nor the Company will disclose to others the fact or terms of this letter, except that you may disclose such information to your attorney or accountant in order for such individuals to render services to you.
  Nothing contained in this Agreement shall constitute or be treated as an admission by you or the Company of liability, of any wrongdoing, or of any violation of law.
  At all times in the future, you will remain bound by Company's Proprietary Information and Inventions Agreement signed by you on August 21, 2000, a copy of which is attached.
  You agree not to make any derogatory, disparaging or negative statements about the Company, its products, or employees.
  You agree that except as expressly provided in this Agreement, this Agreement renders null and void any and all prior agreements between you and the Company, with the exception of the Proprietary Information and Inventions Agreement and any agreements relating to your Option.
  You agree that if any provision of this Agreement is found to be invalid, the remainder of this Agreement shall not be affected by such a determination.
  This Agreement shall be construed and interpreted in accordance with the laws of the State of California.
  You agree that this is the entire agreement regarding the subject matter hereof and supercedes all previous negotiations, agreements and understandings.
  You and the Company agree that this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
  You and the Company agree that a facsimile signature on the Agreement shall be as effective as an original signature.

Please indicate your agreement with the above terms by signing below.

Sincerely,

/S/ Jo-Ann Byrne

My signature below signifies my agreement with the above terms. Furthermore, I acknowledge that I have read and understand the foregoing letter and that I sign this release of all claims voluntarily, with full appreciation that I am forever foreclosed from pursuing any of the rights I have waived.

Signed: /S/ Ike Udechuku

Ike Udechuku

Dated: _____________________

Align Technology, Inc. agrees to the foregoing.

Align Technology, Inc.

By: ______/s/ Jo-Ann Byrne______________________

Dated: ________________